CERTIFICATE OF AMENDMENT OF AMENDMENT TO ARTICLES OF
INCORPORATION
of
USA TELECOM


I, Shawn F. Hackman certifies that:

 1. The original articles were filed with the Office of the Secretary of State on November 5, 1998.

 2. As of the date of this certificate, 0 shares of stock of the corporation have been issued.

		First: Name of Corporation.

		The name of the corporation is USA TELCOM, (the "Corporation")


	                           					__________________________________
                                 Shawn F. Hackman, President


State of ___________)
       		           )ss.
County of _________ )

On November 10, 1998, personally appeared before me, a Notary public, Shawn F. Hackman, who acknowledged that they executed the above instrument.


                                							        ________________________
							                                       A Notary Public in and for said
							                                       County and State.